Exhibit 99.3
Subject line: A New Way Forward
Team,
This is an exciting day for SonicWALL!
Today our Board of Directors authorized the purchase of all outstanding shares of stock by a private equity firm, Thoma Bravo. SonicWALL shareholders will receive $11.50 in cash for each share of SonicWALL common stock. Employees will receive the cash value of all unexercised options, both vested and unvested, when the transaction closes. Through this transaction, our strategy to improve and expand our industry leadership will be greatly enhanced. The decision to “go private” will yield positive results for our customers and channel partners, alike.
We are excited about our partnership with Thoma Bravo. Thoma Bravo is one of the most experienced and successful private equity firms in the United States and has been providing support to promising businesses and their management teams since 1980. Thoma Bravo has a history of growing revenue and increasing the profitability of its portfolio companies through organic growth and consolidation. Thoma Bravo’s strategy is centered on their “buy and build” approach. They only partner with companies that have the vision to be leading consolidators in their industries. They believe that SonicWALL is exactly that for the IT security.
SonicWALL is very fortunate in that we have the benefit of having a long and successful track record on the NASDAQ. The burden of a publicly traded company is significant. Successful growth paths require risks that Wall Street does not always reward. I am convinced that this is the best path for SonicWALL to maintain its independence and to experience continued growth without fear of consolidation. We will have greater flexibility to take a longer-term strategic view in our decision-making, as opposed to the tactical, quarterly business-focused path. This transaction gives us the operational continuity, the courage and the latitude to succeed in this company-defining era.
Our Board of Directors has recommended that all shareholders approve this transaction. We anticipate that a shareholder vote will take place during Q3, 2010. Once approved, the transaction still must clear all regulatory hurdles associated with the sale of a publicly traded company, including government regulators.
PLEASE ATTEND OUR ALL HANDS MEETING
Once this transaction has been approved and is completed, we will communicate immediately and completely in regards to any changes that are being made. I am attaching a comprehensive Q+A for your review. Please take the time to read through the document.
We are scheduling three All Hands Meetings so everyone in the company can participate. I invite all company employees to join me in one of the following All Hands Meetings:
Thursday at 12:00 noon in the San Jose Cafeteria; dial-in also available
Thursday at 6:00 pm; teleconference only.
Friday at 8:00 am; teleconference only.

Regards,
Matt Medeiros
June 2, 2010
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